UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 7, 2006

REPUBLIC BANCORP, INC.

(Exact name of registrant as specified in its charter)

Kentucky	0-24649	61-0862051
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 West Market Street, Louisville, Kentucky		40202
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (502) 584-3600

NOT APPLICABLE
(Former Name or former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR    240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 6, 2006, Bill Petter announced his retirement as Vice Chairman of Republic Bancorp and Executive Vice President & Chief Operating Officer of Republic Bank & Trust Company both effective May 1, 2006. As additional compensation, Mr. Petter will be paid by the Company through November 30, 2006. Mr. Petter, age 56, has been employed at Republic since 1983.

Mr. Petter has also been nominated for reelection as a director at the April 25, 2006 shareholder meeting. If elected a director at the shareholders’ meeting, he will also retire from that position effective May 1, 2006. It is expected that the Board of Directors will reduce the number of holding company directors to eight at its next scheduled board meeting in May.

Bill Petter commented, “It has been my privilege to work at Republic since its beginning with a single location on Bardstown Road – just over 23 years ago. The opportunities presented to me have been incredible for which I cannot possibly adequately express my gratitude to Mr. Trager. The rewards afforded me by the tremendous success of Republic have far outweighed my humble contributions. These successes are the result of Mr. Trager’s foresight, the innovative style of senior management, the leadership of a great Board of Directors, and the efforts of over 650 hard-working, caring associates. It is because of this that I am certain Republic is positioned for many more successes in the future.”

Bernard Trager, Chairman of Republic Bancorp, made the following comment on Mr. Petter’s retirement, “I view Bill’s retirement with mixed emotions. Bill has been with the Republic family since 1983 and has contributed extensively to the Company’s long term success. He has been an outstanding leader to the organization and someone I have enjoyed working with immensely…he is my friend. It has long been our goal to share Republic’s prosperity with those whose efforts contribute to our success in such a meaningful way. Thanks to Bill’s efforts along with many others, we have achieved a level of success that has rightfully enabled so many to impact their families in a positive way. We wish him the very best.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Republic Bancorp, Inc.
(Registrant)

Date:	April 7, 2006	By:	/s/ Kevin Sipes
Kevin Sipes
Executive Vice President, Chief Financial Officer & Chief Accounting Officer